Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact: Mary Twinem 952.253.0731	Mary Twinem – CFO

Buffalo Wild Wings, Inc. Announces
First Quarter Earnings per Share of $0.87

- Net Earnings Growth Goal for 2013 Unchanged -

Minneapolis, Minnesota, April 29, 2013 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD), announced today financial results for the first quarter ended March 31, 2013. Highlights for the first quarter versus the same period a year ago were:

o	Total revenue increased 21.2% to $304.4 million

o	Company-owned restaurant sales grew 22.4% to $284.4 million

o	Same-store sales increased 1.4% at company-owned restaurants and 2.2% at franchised restaurants

o	Net earnings decreased 10.2% to $16.4 million from $18.2 million, and earnings per diluted share decreased 11.2% to $0.87 from $0.98

Sally Smith, President and Chief Executive Officer, commented, “We’re pleased with our strong revenue growth in the first quarter of over 21%. For the quarter, same-store sales in company-owned locations increased 1.4%, outpacing the negative same-stores sales in the casual dining category. If you recall, our first quarter includes one less week of the NFL season compared to last year, and our same-store sales at the time of the February earnings call were negative 2.8%, so we’re very pleased with the upswing that brought our full quarter same-store sales to a positive 1.4%. This trend continues in April with same-store sales of 5.2%. Our first quarter results are also comping over a substantial same-store sales increase of 9.2% in 2012. Similarly, same-store sales in franchised locations increased 2.2% for the first quarter over strong results of 7.3% last year. We also expanded our presence in North America, with 20 additional restaurants, including our 900th location.”

Ms. Smith continued, “For the first quarter, we achieved earnings per diluted share of $0.87. We continued investing capital and labor for our future success, even though we faced the challenge of high wing costs and fluctuating wing yields. We’re excited about our Guest Experience business model as it further enhances our brand and we’ve seen this strategy build incremental sales. In the first quarter, this model incurred higher labor costs than we had last year when it was not in place. We continue to refine this already strong model for operating our restaurants.”

Total revenue increased 21.2% to $304.4 million in the first quarter compared to $251.1 million in the first quarter of 2012. Company-owned restaurant sales for the quarter increased 22.4% over the same period in 2012, to $284.4 million, driven by a company-owned same-store sales increase of 1.4% and 70 additional company-owned restaurants at the end of first quarter 2013 relative to the same period in 2012. Franchise royalties and fees increased 6.0% to $19.9 million for the quarter versus $18.8 million in the first quarter of 2012. This increase is attributed to a franchise same-store sales increase of 2.2% and 9 additional franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $56,953 for the first quarter of 2013 compared to $55,131 for the same quarter last year, a 3.3% increase. Franchised restaurants averaged $60,050 for the period versus $57,282 in the first quarter a year ago, a 4.8% increase.

For the first quarter, net earnings decreased 10.2% to $16.4 million versus $18.2 million in the first quarter of 2012. Earnings per diluted share were $0.87, as compared to first quarter 2012 earnings per diluted share of $0.98.

2013 Outlook

Ms. Smith remarked, “We’re pleased with our strong same-store sales trend to date in the second quarter of 5.2% at our company-owned restaurants and 5.8% at franchised locations, and we continue to outpace the casual dining industry. We’ll have increased advertising in the second quarter with more TV spots in NBA games and our NCAA sponsorship provides new marketing opportunities throughout the year. Wing costs are trending down, easing pressure on our margins, and when we transition to selling wings in consistent portions in July, it will lessen the impact of yield variances.”

Ms. Smith concluded, “We believe in our ability to provide a rewarding experience for our Guests while diligently managing our business for long-term success. We have new Guest-facing technologies and have enhanced the sports programming in our restaurants. Our restaurants are beginning to incorporate our new design and we’re creating flavorful new products. With continued same-store sales momentum and moderating wing costs, and our disciplined management of labor, we are confident we will achieve 17% net earnings growth for 2013, equating to 25% on a 52-week basis.”

Buffalo Wild Wings will be hosting a conference call today, April 29, 2013 at 4:00 p.m. Central Daylight Time to discuss these results. There will be a simultaneous webcast conducted at our website www.buffalowildwings.com.

A replay of the call will be available until May 6, 2013. To access this replay, please dial 1.858.384.5517 password 4613355.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is a growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar™ restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings’ menu specializes in 20 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ™ to Blazin’®. Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently 917 Buffalo Wild Wings locations across 49 states in the United States, as well as in Canada.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects for the company constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to our future financial and store performance measures and growth goals for 2013 and beyond, including but not limited to those relating to our second quarter sales trends and projected unit and net earnings growth rates for 2013 and beyond. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), success of acquired restaurants, success of investments in new or emerging concepts, unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our system standards, the cost of commodities such as traditional chicken wings, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 30, 2012, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

# # #

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar and share amounts in thousands except per share data)

(unaudited)

	Three months ended
	March 31, 2013	March 25, 2012
Revenue:
Restaurant sales	$284,425	232,316
Franchise royalties and fees	19,939	18,806
Total revenue	304,364	251,122

Costs and expenses:
Restaurant operating costs:
Cost of sales	93,091	72,151
Labor	85,831	68,268
Operating	41,105	32,797
Occupancy	16,126	12,800
Depreciation and amortization	20,143	15,531
General and administrative	21,297	19,424
Preopening	4,271	2,591
Loss on asset disposals and store closures	571	737
Total costs and expenses	282,435	224,299

Income from operations	21,929	26,823
Investment income	345	410
Earnings before income taxes	22,274	27,233
Income tax expense	5,895	8,988
Net earnings	$16,379	18,245

Earnings per common share – basic	$0.87	0.98
Earnings per common share – diluted	0.87	0.98
Weighted average shares outstanding – basic	18,748	18,555
Weighted average shares outstanding – diluted	18,803	18,638

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended
	March 31, 2013	March 25, 2012
Revenue:
Restaurant sales	93.4%	92.5%
Franchising royalties and fees	6.6	7.5
Total revenue	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	32.7	31.1
Labor	30.2	29.4
Operating	14.5	14.1
Occupancy	5.7	5.5
Depreciation and amortization	6.6	6.2
General and administrative	7.0	7.7
Preopening	1.4	1.0
Loss on asset disposals and store closures	0.2	0.3
Total costs and expenses	92.8	89.3
Income from operations	7.2	10.7
Investment income	0.1	0.2
Earnings before income taxes	7.3	10.8
Income tax expense	1.9	3.6
Net earnings	5.4%	7.3%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	March 31, 2013	December 30, 2012
Assets
Current assets:
Cash and cash equivalents	$8,035	21,340
Marketable securities	6,807	9,579
Accounts receivable, net of allowance of $25	20,404	20,203
Inventory	8,718	7,820
Prepaid expenses	3,589	3,869
Refundable income taxes	—	4,122
Deferred income taxes	8,886	5,774
Restricted assets	36,575	52,829
Total current assets	93,014	125,536
Property and equipment, net	402,207	386,570
Reacquired franchise rights, net	37,263	37,370
Goodwill	32,415	32,365
Other assets	15,681	9,246
Total assets	$580,580	591,087
Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$1,935	1,763
Accounts payable	29,922	36,418
Accrued compensation and benefits	24,727	39,637
Accrued expenses	10,443	11,461
Income tax payable	2,094	—
Line of credit	5,000	—
System-wide payables	36,649	51,564
Total current liabilities	110,770	140,843
Long-term liabilities:
Other liabilities	1,862	1,752
Deferred income taxes	38,759	37,128
Deferred lease credits, net of current portion	29,115	27,992
Total liabilities	180,506	207,715
Commitments and contingencies
Stockholders’ equity:
Undesignated stock, 1,000,000 shares authorized	—	—
Common stock, no par value. Authorized 44,000,000 shares; issued and outstanding 18,757,239 and 18,623,370, respectively	122,230	121,450
Retained earnings	278,426	262,047
Accumulated other comprehensive loss	(582)	(125)
Total stockholders’ equity	400,074	383,372
Total liabilities and stockholders’ equity	$580,580	591,087

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Three months ended
	March 31, 2013	March 25, 2012
Cash flows from operating activities:
Net earnings	$16,379	18,245
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	18,906	14,852
Amortization	1,237	679
Loss on asset disposals and store closures	556	723
Deferred lease credits	823	838
Deferred income taxes	(1,481)	(711)
Stock-based compensation	870	1,232
Excess tax benefit from stock issuance	(131)	(259)
Change in operating assets and liabilities, net of effect of acquisition:
Trading securities	(510)	(519)
Accounts receivable	1,624	(5,676)
Inventory	(795)	85
Prepaid expenses	332	270
Other assets	(418)	72
Unearned franchise fees	172	(151)
Accounts payable	(4,716)	(934)
Income taxes	6,347	9,116
Accrued expenses	(11,377)	4,378
Net cash provided by operating activities	27,818	42,240

Cash flows from investing activities:
Acquisition of property and equipment	(34,538)	(23,845)
Acquisition of businesses/investments in affiliates	(10,171)	—
Purchase of marketable securities	—	(19,669)
Proceeds from marketable securities	3,282	16,003
Net cash used in investing activities	(41,427)	(27,511)

Cash flows from financing activities:
Proceeds from line of credit	5,000	—
Issuance of common stock	174	256
Excess tax benefit from stock issuance	131	259
Tax payments for restricted stock	(4,813)	(8,447)
Net cash provided by (used in) financing activities	492	(7,932)
Effect of exchange rate changes on cash and cash equivalents	(188)	15
Net increase (decrease) in cash and cash equivalents	(13,305)	6,812
Cash and cash equivalents at beginning of period	21,340	20,530
Cash and cash equivalents at end of period	$8,035	27,342

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

 Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2013	397
2012	327	330	343	381
2011	263	277	288	319
2010	235	234	244	259
2009	206	215	220	232

Franchised Restaurants:

	Q1	Q2	Q3	Q4
2013	514
2012	505	505	511	510
2011	488	492	498	498
2010	430	447	457	473
2009	373	383	400	420

 Same-Store Sales

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	1.4%
2012	9.2%	5.3%	6.2%	5.8%	6.6%
2011	3.9%	5.9%	5.7%	8.9%	6.1%
2010	0.1%	(0.1%)	2.6%	(0.3%)	0.6%
2009	6.4%	2.8%	0.8%	2.6%	3.1%

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	2.2%
2012	7.3%	5.5%	5.8%	7.4%	6.5%
2011	1.6%	2.7%	4.2%	5.9%	3.6%
2010	0.7%	(0.7%)	0.3%	(1.1%)	(0.2%)
2009	6.0%	3.7%	1.9%	2.0%	3.4%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	$56,953
2012	55,131	51,524	52,561	55,595	53,783
2011	48,845	47,970	49,461	51,983	49,627
2010	45,327	43,021	44,394	45,595	44,601
2009	45,593	42,938	42,602	44,583	43,912

Franchised Restaurants:

	Q1	Q2	Q3	Q4	Year
2013	$60,050
2012	57,282	54,766	55,608	58,490	56,570
2011	52,744	50,995	51,350	53,385	52,081
2010	51,532	49,051	49,005	49,837	49,835
2009	50,729	48,619	48,458	50,115	49,479